Exhibit 99.1

For more information, contact:

Kathleen Nemeth	Betsy Martinelli
Omnicell, Inc.	Omnicell, Inc.
(650) 435-3318	(724) 741-8341
kathleen.nemeth@omnicell.com	betsy.martinelli@omnicell.com

Omnicell Completes Acquisition of FDS Amplicare

Expands nationwide footprint of retail pharmacy customers, adding industry-leading financial management, analytics, and population health solutions to EnlivenHealth division offering

Addition of SaaS solutions accelerates EnlivenHealth’s innovation roadmap to help retail pharmacies forecast and reduce DIR fees

Expected to be immediately accretive to non-GAAP EBITDA and non-GAAP earnings per share

Mountain View, Calif.,-- Sept. 9, 2021 — Omnicell, Inc. (NASDAQ:OMCL), a leading provider of medication management solutions and adherence tools for health systems and pharmacies, today announced that it has completed the previously announced acquisition of FDS Amplicare. The acquisition adds a comprehensive and complementary suite of SaaS financial management, analytics, and population health solutions to Omnicell’s EnlivenHealth™ division.

EnlivenHealth is an industry-leading provider of patient engagement solutions for retail pharmacies and health plans. EnlivenHealth’s mission is to build and orchestrate advanced digital solutions that help its customers to measurably improve patient health outcomes while enabling new clinical services that drive growth and profitability. The addition of FDS Amplicare’s differentiated financial management, analytics, and population health solutions, along with its nationwide network of more than 15,000 independent retail pharmacies, expands EnlivenHealth’s broad industry footprint while complementing the EnlivenHealth offering and mission.

“The digitization of virtually every aspect of healthcare and the COVID-19 pandemic have accelerated fundamental shifts in how, where, and when care is delivered, with retail pharmacies at the forefront of these historic changes,” said Randall Lipps, chairman, president, CEO, and founder of Omnicell. “By combining EnlivenHealth’s strong patient engagement and clinical capabilities with FDS Amplicare’s widely deployed financial and analytics solutions, we are even better positioned to strengthen the health of our retail pharmacy and health plan customers and the patient populations they serve.”

Accelerates DIR Mitigation Solution Roadmap and Leadership

Direct & Indirect Remuneration (DIR) fees continue to challenge the business health of the retail pharmacy industry, especially independent pharmacies. FDS Amplicare’s industry-leading financial management, analytics, and Medicare plan selection solutions are important components that are helping retail pharmacies to manage, forecast, and mitigate their DIR fee exposure. Combined with EnlivenHealth’s proven clinical and data science capabilities, this differentiated, multi-pronged offering is designed to enable retail pharmacies to bend the DIR growth curve.

Under the terms of the purchase agreement, the acquisition price was $177 million, subject to customary adjustments. The FDS Amplicare business that is being acquired recorded approximately $29 million in total revenue (unaudited) for the 12 months ended June 30, 2021. Omnicell used available cash on its balance sheet to finance the transaction, which is expected to be immediately accretive to Omnicell’s non-GAAP EBITDA and non-GAAP Earnings per share.

“With the addition of these new capabilities, EnlivenHealth now offers the industry’s most comprehensive suite of digital technology solutions that are proven to help retail pharmacies and health plans grow and succeed in the new digital-driven era of healthcare,” said Scott Seidelmann, executive vice president and chief commercial officer, Omnicell. “We are thrilled to welcome our new colleagues from FDS Amplicare to the Omnicell/EnlivenHealth family. We look forward to working with them to advance our shared vision of being the most trusted partner for pharmacies and health plans to ensure the lifelong, optimal health of patients.”

Additional details of this acquisition are included in an investor presentation found in the Investor Relations section of our website, www.omnicell.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the expected benefits of the acquisition of the FDS Amplicare business, including on Omnicell’s non-GAAP EBITDA and non-GAAP earnings per share, the impact of the acquisition on Omnicell’s products and services and the capabilities of the products and services of the FDS Amplicare business. Without limiting the foregoing, statements including the words “expect,” “intend,” “may,” “will,” “plan,” “anticipate,” “believe,” “forecast,” “guidance,” “outlook,” “goals,” “target,” “estimate,” “seeks,” “predicts,” and “projects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to the occurrence of many events outside Omnicell’s control. There are a significant number of factors that involve substantial known and unknown risks and uncertainties, which could cause actual results to differ materially from statements made in this release, including, among other things: (i) difficulties encountered in integrating the acquired business, including technologies, personnel, and operations; (ii) costs related to the acquisition of FDS Amplicare; (iii) market acceptance of the acquisition of FDS Amplicare and resulting products and services; (iv) Omnicell’s inability to realize value from its significant investments in its business, including product and service innovations; (v) general market, political, economic, and business conditions, including the ongoing

COVID-19 pandemic, and other industry or economic conditions outside of Omnicell’s control; and (vi) other risks and uncertainties described in Part I, Item 1A, “Risk Factors” in Omnicell’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated in Omnicell’s subsequently filed Quarterly Reports on Form 10-Q, all of which are on file with the U.S. Securities and Exchange Commission (“SEC”), and in Omnicell’s other filings with the SEC. Forward-looking statements should be considered in light of these risks and uncertainties. Investors are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements contained in this press release speak only as of the date of this press release. Omnicell does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, new information, future events, or otherwise, except as required by law.

Advisors

Evercore served as financial advisor and provided a fairness opinion to Omnicell and Sidley Austin LLP served as legal counsel to Omnicell. Baird served as financial advisor to FDS Amplicare, and Willkie Farr & Gallagher served as legal counsel to FDS Amplicare.

About Omnicell

Since 1992, Omnicell has been committed to transforming the pharmacy care delivery model to dramatically improve outcomes and lower costs. Through the vision of the autonomous pharmacy, a combination of automation, intelligence, and technology-enabled services, powered by a cloud data platform, Omnicell supports more efficient ways to manage medications across all care settings. Over 7,000 facilities worldwide use Omnicell automation and analytics solutions to help increase operational efficiency, reduce medication errors, deliver actionable intelligence, and improve patient safety. More than 50,000 institutional and retail pharmacies across North America and the United Kingdom leverage Omnicell’s innovative medication adherence and population health solutions to improve patient engagement and adherence to prescriptions, helping to reduce costly hospital readmissions. To learn more, visit www.omnicell.com.

OMNICELL, the Omnicell logo and EnlivenHealth are registered trademarks or trademarks of Omnicell, Inc. or one of its subsidiaries.